Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 21, 2002 (except with respect to the matters discussed in Note 17 as to which the dates are January 24, 2002 and March 1, 2002, respectively) included in Nuance Communications, Inc.’s Form 10-K for the year ended December 31, 2001 and to all references to our Firm included in this Registration Statement.

/s/    Arthur Andersen LLP

San Jose, California
May 31, 2002